Exhibit 99.2

OraSure Technologies, Inc.

2013 Second Quarter

Analyst/Investor Conference Call

August 7, 2013

Prepared Remarks of Douglas A. Michels and Ronald H. Spair

Please see “Important Information” at the conclusion of the following prepared remarks.

Introduction – Doug Michels

Thanks Judy. Good afternoon everyone and welcome to our call.

The Company delivered solid results for the second quarter. Both our top and bottom line results were better than expected and exceeded our guidance for the period.

•	Consolidated net revenues were up 8% compared to 2012.

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One reason for this growth was a 15% increase in our infectious disease sales, primarily due to the contribution from our OraQuick® In-Home HIV test. Our focus continues to be on implementing the most effective and efficient strategies for building awareness and demand for this new product.

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In addition, our molecular collection systems business delivered a very strong quarter with almost 40% growth compared to the year ago period. This part of the business is now up about 30% for the first six months of this year.

We are especially pleased with the performance of our molecular collections system subsidiary, DNA Genotek, which reported record revenues. DNA Genotek delivered not only year-over-year growth for Q2, but also sequential growth from the first quarter. We expect continued strong growth from DNA Genotek for the rest of this year.

Ron will now provide a more detailed overview of our Q2 financial performance along with guidance for Q3. I will then give a business update, and we will open the floor for your questions.

So, with that let me now turn the call over to Ron.

Second Quarter 2013 Financial Results – Ron Spair

Thanks Doug, and good afternoon everyone.

Revenues – Ron Spair

Our second quarter 2013 consolidated revenues were $24.3 million, compared to $22.6 million reported in 2012. Our consolidated product revenues increased 8% as a result of the record sales from our molecular collection systems segment and higher sales of our infectious disease testing products. These increases were partially offset by lower sales of our substance abuse testing, cryosurgical systems and insurance risk assessment products.

Our infectious disease testing revenues were $12.0 million in the second quarter of 2013, compared to $10.4 million in the second quarter of 2012. The overall 15% increase was primarily a result of $2.0 million in net sales of our OraQuick® In-Home HIV test, which we began selling in the fourth quarter of 2012.

During the current quarter, gross sales of our OraQuick® In-Home HIV test were $2.1 million which were offset by $133,000 in customer allowances, including cooperative advertising, cash discounts and other allowances. Net sales of this product included approximately $255,000 of direct sales to public health customers. We anticipate that some public health entities may choose to use a portion of their funding to purchase our over-the-counter product in lieu of our or a competitor’s professional product.

The increase in net revenues from our OraQuick® In-Home HIV test was partially offset by a decline in sales of our OraQuick® HIV and HCV professional products. Second quarter domestic HIV revenues were down $344,000, or 4%, due to timing of customer purchases and reductions in government funding. Second quarter HCV revenues decreased 2% largely as a result of the variability in the ordering patterns of our customers.

Our molecular collection systems revenues, primarily representing sales of the Oragene® product line, increased to $4.7 million in the second quarter of 2013 compared to $3.3 million in 2012. This 39% increase was the result of higher sales in the commercial market primarily due to new orders received from an existing customer who did not purchase product in the same period of 2012. This increase was partially offset by a decline in the academic research market which continues to be negatively impacted by constrained research funding, primarily in North America.

Second quarter 2013 cryosurgical revenues decreased 7% to $4.2 million from $4.5 million the second quarter of 2012, primarily as a result of lower professional sales in the domestic marketplace. This reduction largely resulted from higher distributor purchases made in the fourth quarter of 2012 in anticipation of price increases implemented in early January 2013 as well as a decline in sales to the military as a result of the U.S. withdrawal of troops overseas.

Substance abuse testing revenues decreased to $2.1 million in the second quarter of 2013 from $2.9 million in the second quarter of 2012, primarily as a result of lower Intercept® sales. This decrease resulted from reductions in purchases by a former domestic laboratory distributor and our U.K. distributor, both of which have begun selling their own competing oral specimen collection devices.

Gross Margin – Ron Spair

Turning to Gross Margin, our overall margin for Q2 of 2013 was 60% compared to 65% reported for the second quarter of 2012. The lower 2013 margin was primarily a result of higher royalties paid on sales of our OraQuick® products and a change in product mix.

Operating Expenses – Ron Spair

Our consolidated operating expenses for the second quarter of 2013 increased $1.8 million, or 10%, compared to the second quarter of 2012. This increase is largely due to higher spending associated with advertising and promotional activities for our OraQuick® In-Home HIV test. Advertising and promotional costs for this product were $5.4 million in the second quarter of 2013, compared to $1.6 million spent in the second quarter of 2012. Research and development expense for the second quarter declined to $2.7 million from $3.1 million due to lower staffing costs, supplies and prototype expenses. General and administrative expense declined to $5.0 from $6.1 million in the second quarter of 2012 due to lower legal and consulting expenses.

Net Loss – Ron Spair

From a bottom line perspective, we reported a net loss of $5.3 million, or $0.10 per share, for the second quarter of 2013, compared to a net loss of $3.6 million, or $0.07 per share, for the same period of 2012.

Cash Flow from Operations and Liquidity – Ron Spair

Turning briefly to our balance sheet and cash flow, our cash balance at June 30, 2013 was $77.0 million compared to $87.9 million at December 31, 2012. Cash used in operating activities in the second quarter of 2013 was $1.6 million compared to $940,000 used in the second quarter of 2012.

Third Quarter 2013 Consolidated Financial Guidance – Ron Spair

As we look forward to the third quarter of 2013, we are projecting consolidated net revenues of approximately $24 to $24.5 million and a consolidated net loss per share of approximately $0.09 to $0.10.

With that, I will now turn the call back over to Doug.

Business Update – Doug Michels

Thanks, Ron.

HIV-OTC – Doug Michels

As stated earlier, sales of our OraQuick® In-Home HIV test were $2 million for the second quarter, an increase of 38% over the first quarter. Our advertising and promotional spend for this product during the second quarter of $5.4 million represents a $1.5 million reduction from Q1 and reflects the impact of more efficient marketing strategies and some shifting of promotional spend to the back half of 2013.

Sales growth during the second quarter came from several sources. First, the national retail chains carrying our product increased sales, and we are now beginning to recognize revenues from small independent drug stores. As you may know, retail outlets with less than $1 million in total sales are not included in publicly-available data such as the information reported by Nielsen, which many investors use to track retail sales of the In-Home test. Because of the difficulty in tracking sales through these small outlets, we had not previously been able to recognize sales to this segment of the market. However, we have recently developed an approach to recognize at least a portion of the sales to these small outlets consistent with revenue recognized from the larger retail chains reported by Nielsen.

The second growth area has come from the dot com, or E-commerce portion of our business, as several new internet sales sites were added during the quarter. E-commerce sales by retailers increased 16% during Q2 compared to the first quarter, and total online sales, including sales through our own OraQuick.com site, now represent about 9% of our HIV-OTC business.

The third area of growth has come from third party agencies and customers in the public health market. These organizations continue to purchase our professional OraQuick® product, but now some of these are looking to incorporate our OraQuick® In-Home test as a way of expanding their testing programs. Sales to these customers were $255,000 for the second quarter.

We are encouraged by the growth in the OTC business and by the fact that our growth has been driven by interest across multiple channels. However, Q2 sales were below our expectations and, consequently, we have executed several critical studies to understand opportunities for improvement.

A key goal of our marketing program is to drive product awareness within our target populations. We recently completed an awareness tracking study to measure our achievement against goal. This study revealed that while our awareness is building, our unaided, or top of mind, awareness levels with key targets are below expectations at this point in our launch. Unaided awareness levels range from 6% to 12% depending on the consumer target measured. To understand the slower than expected awareness build, we thoroughly reviewed both our messaging strategy and execution and our media buying approach. We are making modifications to both, which I will discuss in a minute.

This same study also revealed that interest in our product remains very high within all of our key target groups. These include MSM (men who have sex with men), African Americans, Hispanic Americans and sexually active adults 18 to 34 years old. Interest among members of the MSM and African American communities remains the highest. All of this is consistent with our prior research.

We also continue to analyze the demographics of our top selling stores and markets for both retail purchases and E-commerce sales. This review shows that our sales are skewed towards several of our primary target populations, including the MSM and African American populations. So, while our overall awareness is lower than we hoped, we are connecting well with our intended consumers.

Not surprisingly, our sales are more concentrated in higher HIV prevalence markets, with the top 15 of these markets representing approximately 50% of sales. As you know, we have also been working with our retailers to improve retail conditions, and we have seen chain-wide increases in store level inventory and a reduction in out-of-stock situations. We continue to work with retailers to optimize the level of inventory in the stores based on product movement. Some retailers continue to place the product behind the counter or have attached security devices as a theft deterrent. Our research has shown that this remains a significant barrier to higher consumer purchases. We are continuing to work with these retailers to identify and test creative solutions to these challenges.

A final area of focus has been understanding the effectiveness of our promotional activities. Our promotional efforts have included TV, radio, digital and print advertising, local events such as promotions in bars, gay pride festivals and churches, and retail store level promotion. Although all of these programs have contributed to product sales, they have done so in varying degrees, and we have been evaluating which specific programs provide the greatest return on our investment. We have already made adjustments based on this analysis. For example, we have launched a revised :15 commercial, which connects better with our target audiences at a lower cost, and we have shifted our media strategy to incorporate more predictable and measurable media weight. We are also further refining our messaging by target audience and are planning to shift more promotional support to key markets. Going forward, we believe the most effective use of our promotional dollars continues to be a combination of local level promotions, national TV advertising and strong digital and online presence.

Turning briefly to our consumer support center, this part of the business continues to perform exceptionally well and is meeting or exceeding all service level goals. In addition, the product seems to continue to perform well in the field, as our consumer complaint rate is very low and below industry standards.

So as we look forward to the rest of the year and beyond, our focus remains on building awareness among our target consumers through more focused messaging and a more effective and efficient media strategy. We will also continue addressing the barriers to purchase at retail.

We will be implementing refinements to our strategy throughout the 3rd quarter, and we expect to somewhat moderate the level of our promotional spending during this period. This will likely result in a sequential decline in retail sales in that quarter compared to Q2. We would expect sales growth to resume in the 4th quarter as the full implementation of our revised approach starts to be realized.

Finally, discussions are underway with potential collaborators to expand our OraQuick® In-Home HIV test sales in international markets. Interest is high and we are looking at multiple foreign jurisdictions. We hope to have something more to announce on this in the relatively near future.

OraQuick® HCV –Doug Michels

Turning next to our OraQuick® HCV test:

As Ron indicated, total HCV sales were down slightly for the current quarter compared to last year. However, second quarter sales of our OraQuick® HCV test were up sequentially over the first quarter, and we continued to add new customers. Importantly, we expect that sequential growth will continue at least for the rest of 2013. A major contributor to this growth will be a significant international NGO, which has already placed a large order for the third quarter and may place similar orders in future periods.

There have also been significant positive developments on the hepatitis front since our last call. In June the U.S. Preventive Services Task Force issued final recommendations giving HCV screening for both at-risk individuals and baby boomers a “B” grade. As you may know, under the Affordable Care Act, preventive services that receive an “A” or “B” grade from the Task Force are expected to be covered by insurance without cost sharing. The “B” grade for screening baby boomers represents an improvement from the Task Force’s initial draft recommendations issued late last year, which had proposed a “C” grade for screening of this type. Although the Task Force’s final recommendations do not take effect until next year, we believe they will help drive expanded HCV testing, including with our OraQuick® HCV product.

In addition, the New York state legislature recently passed a law that would require that doctors offer Hepatitis C testing as a routine part of healthcare provided to baby boomers. This law is consistent with the CDC’s recommendations on HCV testing and is now on the Governor’s desk for signature. Assuming the governor signs this into law, the statute would also take effect in 2014 and would represent another positive development supporting expanded HCV testing.

So, we remain optimistic about the long-term prospects for our rapid HCV product.

DNA Genotek – Doug Michels

A final area I want to address is our molecular collections systems business.

Most of DNA Genotek’s record-setting revenues this quarter reflect significant growth in commercial customers’ use of the FDA-cleared Oragene® saliva collection product line for DNA testing. In particular, we continue to see healthy activity and purchasing by commercial customers using these products for clinical and pharmacogenomic testing, consumer testing and commercial research. Gains in the commercial market more than offset a decline in DNA Genotek’s academic research revenue, which recently has been trending below quarterly levels seen in prior years. We expect DNA Genotek’s commercial revenue to continue to grow for the remainder of 2013 and to offset weakness in the academic market due to constrained research funding primarily in North America.

Conclusion

So, in summary, I am pleased with our performance for the second quarter. The contribution from our OraQuick® In-Home HIV test and the record revenues at DNA Genotek are welcomed additions to the Company. We are excited about future opportunities for growth and I look forward to reporting on our progress in future calls.

And with that, I will now open the floor to your questions. Operator please proceed.

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[Q&A session]

Final Conclusion – Doug Michels

Thank you for participating on today’s call and for your continued interest in OraSure. Have a good afternoon and evening.

Important Information

This document contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through an internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; failure of distributors or other customers to meet purchase forecasts or minimum purchase requirements for the Company’s products; impact of replacing distributors; inventory levels at distributors and other customers; ability to integrate and realize the full benefits of the Company’s acquisition of DNA Genotek; ability of DNA Genotek to achieve its financial and strategic objectives; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of the economic downturn, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products, including the OraQuick® In-Home HIV test; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance, extended shelf life or other factors; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of our stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.